Exhibit 99.1

        NEWS RELEASE

GE AND OSMONICS ANNOUNCE MEETING RESULTS, EXCHANGE RATIO AND PRO RATION RESULTS

        FAIRFIELD, Conn. & MINNETONKA, Minn.—February 26, 2003—General Electric Company (NYSE: GE) and Osmonics, Inc. (NYSE: OSM) announced that, at the special meeting of the shareholders held today, the shareholders of Osmonics, approved the merger of Osmonics into a wholly owned subsidiary of GE. GE and Osmonics expect the transaction to close on Friday, February 28, 2003, provided all other conditions to the merger are satisfied. If the merger closes on that day, the formula provided for in the merger agreement would result in each share of Osmonics common stock being converted into 0.7412 shares of GE common stock, plus cash for any fractional shares. In addition, if the merger closes as anticipated on February 28, the deadline for Osmonics shareholders to make or revoke cash elections was 5:00 p.m., eastern time, today. Holders of 1,264,455 shares of Osmonics common stock, or approximately 8.5% of the outstanding shares of Osmonics common stock, have elected to receive cash, with 126,850 of such shares being subject to outstanding guarantees of delivery. Even if all outstanding shares subject to guarantees of delivery are timely delivered, those Osmonics shareholders electing cash will not be subject to pro ration and will receive cash for all shares for which cash elections were timely and effectively delivered.

        For more information, contact:

    Osmonics, Inc.
    Keith Robinson
    (952) 933-2277

    General Electric Company
    Milissa Rocker
    (518) 233-3893